Exhibit 99.1

Synergy Pharmaceuticals Reports 2012 Fourth Quarter and Full-Year Financial Results

NEW YORK, March 18, 2013 — Synergy Pharmaceuticals Inc. (Nasdaq:SGYP), a developer of new drugs to treat gastrointestinal disorders and diseases, today reported its financial results and business update for the fourth quarter and year ended December 31, 2012. Synergy is developing plecanatide for the treatment of chronic idiopathic constipation (CIC) and constipation-predominant irritable bowel syndrome (IBS-C).

Recent Developments

•                  Plecanatide demonstrated tolerability and met the primary and key secondary endpoints in a large multicenter study of CIC patients. Full study results will be announced in a late-breaking oral presentation at Digestive Disease Week 2013.

•                  Commencement of a Phase IIb clinical trial of plecanatide to treat patients with IBS-C.

•                  Completion of a Phase I single-ascending-dose clinical trial of SP-333, a second guanylate cyclase C (GC-C) agonist designed to treat inflammatory bowel disease (IBD) including ulcerative colitis (UC).

•                  Initiation of a Phase I multiple-ascending-dose clinical trial of SP-333 in healthy volunteers.

•                  The company successfully completed its acquisition of Callisto Pharmaceuticals, Inc.

Financial Update

Synergy’s cash, cash equivalents and short term available for sale securities balance as of December 31, 2012 was $32.5 million, as compared to $13.2 million on December 31, 2011. During the year ended December 31, 2012 and 2011 net cash provided by financing activities were $52.1 million and $32.6 million, respectively. Net cash used in operating activities during the year ended December 31, 2012 and 2011was $31.1 million and $21.2 million, respectively. Net loss for the year ended December 31, 2012 was $39.4 million or $0.64 per share, as compared to a net loss of $14.5 million, or $0.30 per share, for the year ended December 31, 2011.

Net loss for the quarter ended December 31, 2012 was $12.0 million, or $0.18 per share, as compared to a net loss of $5.6 million, or $0.12 per share, for the quarter ended December 31, 2011.

Synergy had approximately 67million common shares outstanding at December 31, 2012.

About Synergy Pharmaceuticals Inc.

Synergy is a biopharmaceutical company focused on the development of new drugs to treat gastrointestinal disorders and diseases. Synergy’s lead proprietary drug candidate plecanatide is a synthetic analog of the human gastrointestinal (GI) hormone uroguanylin, and functions by activating the guanylate cyclase C receptor on epithelial cells of the GI tract. Synergy previously completed a Phase I study of plecanatide in healthy volunteers, a Phase IIa clinical trial in CIC patients. On January 2, 2013, Synergy announced positive results in a large multicenter clinical trial of plecanatide to treat CIC. Plecanatide is also being developed to treat patients with IBS-C. Synergy’s second GC-C agonist SP-333 is in clinical development to treat inflammatory bowel diseases, and is presently in a Phase I trial in healthy volunteers. More information is available at http://www.synergypharma.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations.

As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2012 and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Condensed Consolidated Balance Sheets ($ in thousands)

(unaudited)	December 31, 2012	December 31, 2011
Assets
Cash, cash equivalents and short term available for sale securities	$32,502	$13,245
Prepaid expenses and other current assets	1,547	1,063
Total current assets	34,049	14,308
Other assets	3,356	1,562
Total assets	$37,405	$15,870
Liabilities and Stockholders’ Equity
Accounts payable	5,255	$1,416
Accrued expenses	2,060	1,331
Total current liabilities	7,315	2,747
Derivative financial instruments -warrants	5,258	3,325
Total Liabilities	12,573	6,072
Total stockholders’ equity	24,832	9,798
Total liabilities and stockholders’ equity	$37,405	$15,870

Condensed Consolidated Statement of Operations

($ in thousands except shares, and per share data)	Three Months ended December 31, 2012	Three Months ended December 31, 2011	Year ended December 31, 2012	Year Ended December 31, 2011

Revenues	$—	$—	$—	$—
Costs and Expenses:
Research and development	9,085	5,703	29,294	13,419
Purchased in-process research and development	—	—	1,000	—
General and administrative	2,447	2,222	7,941	6,745
Loss from Operations	(11,532)	(7,925)	(38,235)	(20,164)
Other income	250	362	506	362
Interest and investment income	68	26	218	90
Interest expense	—	—	—	(12)
Change in Fair Value of Financial Instruments	(764)	1,911	(1,933)	5,257

Net Loss	$(11,978)	$(5,626)	$(39,444)	$(14,467)

Net Loss per common share, basic and diluted	$(0.18)	$(0.12)	$(0.64)	$(0.30)
Weighted Average Common Shares Outstanding (a)	66,194,306	48,657,013	61,702,277	47,598,240

CONTACT: Investor Contact Information:

Danielle Spangler

The Trout Group

synergy@troutgroup.com

(646) 378-2924